Exhibit 99.5

PLEDGE AGREEMENT

This Pledge Agreement (this “Agreement”) is executed at New Delhi on this 29th day of August 2016.

BETWEEN

MR. SATISH REDDY KALLAM aged 49 years, son of Mr.Anji Reddy Kallam, residing at XXXXXXXXXX XXXX XXX XX XXXXXXX XXXXXX XXXXXXXXX X XXXXXXX (who is hereinafter referred to as the “Pledgor”, which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include his legal heirs, executors, permitted assigns and administrators) of the First Part;

AND

CITICORP FINANCE (INDIA) LIMITED, a Non-Banking Finance Company incorporated under the Companies Act, 1956 and having its registered office at First International Financial Centre (FIFC), 8th Floor Plot Nos. C-54 & C-55, G-Block, Bandra-Kurla Complex, Bandra (East), Mumbai 400 051 and a branch office at 3, LSC, Ground Floor, Opposite Birla Vidya Niketan, Near Madangir, Pushp Vihar, New Delhi 110062 (hereinafter referred to as the “Lender” which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and assigns) of the Second Part.

The Pledgor and the Lender are referred to herein singly as a “Party” and together as the “Parties”

WHEREAS

A.	At the request of the Pledgor, the Lender has agreed to grant to (the “Borrower”), a short term rupee loan for an amount of upto Rs. Rs. 2175,000,000 (Two Thousand One Hundred and Seventy Five Million Only) or the Loanable Value (as defined in the Loan Agreement), whichever is lower (the “Facility Amount”on the terms and conditions contained in the Loan Agreement (as defined hereinafter)).

B.	Pursuant to the terms of the Loan Agreement, the Pledgor is required to create a pledge/charge over the unencumbered Securities held by the Pledgor and as detailed in Schedule 2 hereto, in favour of the Lender (or its nominee(s)) to secure the due repayment by the Borrower of all its Obligations (as defined hereinafter).

C.	The Lender has called upon the Pledgor and the Pledgor has agreed to execute the pledge in the manner set out herein.

D.	The Pledgor has complied with all the legal requirements and, obtained all permissions, consents and approvals for the creation of the pledge and the performance of its obligations under or pursuant to this Agreement.

NOW THEREFORE in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Pledgor hereby undertakes to the Lender as follows:

1.	DEFINITIONS AND CONSTRUCTION

Capitalized terms used in this Agreement but not defined herein shall have the meaning assigned to such terms in the Loan Agreement. The following terms used in this Agreement shall have the meanings respectively assigned to them:

1.1	“Actual Margin” means, at the relevant time, the amount equivalent to the current market value of the Collateral less the Obligations, as determined by the Lender;

1.2	“Additional Securities” means: (i) any additional shares or units of Mutual Funds, whether by way of bonus or rights or otherwise and instruments or other property from time to time received, receivable or distributed in respect of or in exchange for any or all of the Securities; (ii)such shares, units of Mutual Funds, cash, marketable securities or financial assets as may be required by the Lender from time to time, in its absolute discretion, to be pledged under this Agreement as additional security for securing the Obligations of the Borrower under the Loan Agreement; and (iii) such of the additional Shares or units of Mutual Funds acquired or owned by the Pledgor from time to time which are to be pledged so as to ensure that the Securities continue to maintain the Required Margin;

1.3	“Company” shall mean the companies whose shares are being pledged by the Pledgor as set out in Schedule 2 hereto;

1.4	“Collateral” means collectively, the Securities and the Additional Securities at any time together with the instruments, consents, approvals, permissions, no-objections, confirmations, agreements, deeds and documents delivered or required to be delivered in connection with the creation and perfection of the pledge and charge on the Collateral in favour of the Lender and in addition includes such shares, cash, marketable securities or other marketable and liquid financial assets as may be required by the Lender from time to time, in its absolute discretion, to be charged/pledged by such persons or entities acceptable to the Lender (including the Pledgor), to achieve the required Loanable Value to avail the Facility Amount or such part thereof, as continuing security for the Obligations pursuant to such documents as may be required by the Lender;

1.5

“Deposited Documents” in relation to the Securities means: (i) copies of the Pledge Form to be filed by the Pledgor with the Pledgor’s Participant requesting for the creation of the pledge and confirming the availability of the Securities or the Additional securities, as the case may be, for pledge; (ii) the intimation received from the Depository confirming the creation and the noting of the pledge over the Securities or the Additional securities, as the case may be, in favour of the Lender and the transfer of the Securities or the Additional Securities, as the case may be, from the “Free balances” to the “Pledged balances”; (iii) certified copy of the statement of accounts in respect of the Securities or the Additional Securities, as the case may be, issued by the Pledgor’s Participant together with letters from the Pledgor’s Participant confirming the holding of the Securities or the Additional Securities, as the case may be, by the Pledgor as the beneficial owner thereof; in case of Mutual Fund units in physical form (iv) copies of the Pledge Creation Request(s) to be filed by the Pledgor with the Mutual Fund(s) requesting for the creation of the pledge and confirming the availability of the Securities or the Additional Securities for pledge; (v) the Pledge Confirmation confirming, inter alia, (a) holding of the applicable units comprising the Securities or the Additional Securities by the Pledgor as the beneficial owner thereof; (b) no encumbrance has been created in favour of any other third party over the applicable units comprising the Securities or the Additional Securities; and (c) the creation and the noting of the pledge over the applicable units comprising the Securities or the Additional Securities in favour of Lender; (vi) the Power of Attorney; and (vii) any other documents relating to and any distributions and accretions in respect of the Securities or the Additional Securities, as the case may be, that are required to be deposited pursuant to this Agreement;

1.6	“Depository” means the National Securities Depository Limited (NSDL) a depository within the meaning of the Depositories Act;

1.7	“Depositories Act” means the Depositories Act, 1996 (22 of 1996);

1.8	“Depositories Regulations” means the SEBI (Depositories and Participants) Regulations, 1996;

1.9	“Event of Default” shall have the meaning ascribed to it in the Loan Agreement;

1.10	“Loan Agreement” means the Loan Agreement dated on or about the date hereof, executed by and between the Borrower and the Lender where under the Lender has agreed to grant the Facility Amount to the Borrower;

1.11	“Loanable Value” shall have the meaning assigned to it in the Loan Agreement;

1.12	“Mutual Fund” means a fund registered with the SEBI as a mutual fund and established in the form of a trust to raise monies through the sale of units to the public or a section of the public under one or more schemes/ plans including such other funds/plans or schemes for investing in securities pursuant to the provisions of the SEBI (Mutual Funds) Regulations, 1996, as amended or modified, from time to time (excluding Gold Mutual Funds or Exchange Traded Funds) and in the present case shall mean units of such Mutual Fund houses acceptable to the Lender, which are held by the Pledgor;

1.13	“Obligations” shall have the meaning assigned to it in the Loan Agreement;

1.14	“Pledge Confirmation” means the confirmation to be sent by the Mutual Fund to the Lender and the Borrower in response to a Pledge Creation Request and which confirmation shall be substantially in such form as may be acceptable to Lender at its sole discretion;

1.15	“Pledge Creation Request” means the request letter to be sent to the Mutual Fund by the Pledgor in the form as may be acceptable to Lender at its sole discretion whose units are to be pledged by the Pledgor as part of the Securities inter alia requiring such Mutual Fund to confirm to Lender that: (a) the beneficial interest of the applicable units are held by such Pledgor; (b) no encumbrance has been created in favour of any other third party over the applicable units; and (c) the creating and noting of the pledge over the Securities in favour of Lender as provided in Schedule 4.

1.16	“Pledge Form” means the form required to be filed with the Depository for the creation and/ or invocation of the pledge over the dematerialized Securities or the Additional Securities, as the case may be, as per the Depositories Act and the regulations and bye laws issued thereunder, which includes the form prescribed under Annexure W of the Business Rules of the Depository and such other form which substitutes/ replaces the form prescribed under Annexure W for the purpose of creation and/or invocation of pledge over dematerialized shares;

1.17	“Pledgor’s Participant” means Citibank N.A., or such other entity as may be approved by the Lender, with whom the Pledgor holds its account for holding of the Securities or the Additional Securities;

1.18	“Power of Attorney” means the power of attorney dated on or about the date of this Agreement, to be issued by the Pledgor, in the form set out in Schedule 1 hereto, in favour of the Lender and/or its nominee;

1.19	“Potential Event of Default” means any event which may (with passage of time, giving of notice, making of any determination hereunder or by any combination thereof) become an Event of Default;

1.20	“Required Margin” means, at any time the difference between: (a) the market value of the Collateral; and (b) the Loanable Value of the Collateral, as determined by the Lender in accordance with its policies prevailing from time to time;

1.21

“Security” or “Securities” means the Shares owned by the Pledgor in dematerialized form, listed on the NSE and the BSE or the units of the Mutual Fund issued by Mutual Funds and owned by the Pledgor in dematerialized form or in physical form, listed on the NSE and the BSE or unlisted, and which are more particularly described in Schedule 2 annexed hereto, as the same may be modified, amended or supplemented from time to time in accordance with the provisions of Section 2 of this Agreement. At present the Lender has assigned a Marginal Loanable Value as mentioned in Schedule 2. The Lender hereby reserves the absolute discretion to determine the Margin Loanable Value and the Loanable Value required from time to time. In addition, the Lender may at its absolute discretion accept/refuse to accept such greater quantum or Loanable Value amount of Shares or units of Mutual Fund plans/schemes, as it deems fit, in the event that the Shares or the units of Mutual Fund plans/schemes are provided as additional collateral. In case equity shares are provided as collateral, all such shares must be in dematerialized or scripless form, listed on the BSE or NSE, and legally and beneficially owned by the Pledgor, and be freely traded in such Exchange. All such shares are to be issued and fully paid up;

1.22	“Shares” means the issued and fully paid up equity shares of the Company with a face value of Rs. 10 each. In the event that the Shares are split, then the term ‘Shares’ will include the shares which result from the split of such shares;

1.23	In this Agreement:

1.23.1	references to Lender shall include references to the Lender’s nominee(s) as the context may require;

1.23.2	any reference to this Agreement and/or any other agreement or document in this Agreement shall be construed, as a reference to this Agreement and such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time;

1.23.3	a provision of law is a reference to that provision as amended or re-enacted;

1.23.4	a section or a schedule is a reference to a section or a schedule to this Agreement;

1.23.5	words importing the plural shall include the singular and vice-versa;

1.23.6	Schedules are to be construed as references to the schedules of this Agreement and any supplementary or additional schedules, from time to time executed by the parties and references to this Agreement include references to its schedules;

1.23.7	a Person shall be construed as including references to an individual, firm, company or other body, whether incorporated or not; and

1.23.8	the index and the headings in this Agreement are for convenience and are to be ignored in construing this Agreement.

2.	PLEDGE OF COLLATERAL

2.1	Pledge and Charge

2.1.1	The Pledgor hereby:

(a)	pledges and charges all the Securities, along with all the rights, title, claims, demand, benefits and interests of the Pledgor therein and the proceeds of sale and other realization of the Securities or such part thereof, in favour of the Lender, free from Encumbrances, and deposits the Deposited Documents to secure repayment of the Obligations, on or before Drawdown Date;

(b)	pledges and charges to and for the benefit of the Lender, the Additional Securities along with all the rights, title, claims, demand, benefits and interest of the Pledgor, in, to, under or in respect of such Additional Securities and the proceeds of sale and other realization of the Additional Securities or such part thereof, and agrees to deposit and deliver to the Lender the Deposited Documents and such other documents and confirmations relating to the Additional Securities as security for the due discharge, redemption and repayment of the Obligations; and

(c)	pledges and charges (as applicable) to and for the benefit of the Lender, as a continuing security interest and to the extent not pledged, assigned, transferred or charged in terms of sub-clauses (a) and (b) above, the Collateral and all of the Pledgor’ right, title, interest, benefits, claims and demands whatsoever of the Pledgor in, to, under, or in respect of the Collateral and any indemnity, warranty or guarantee, payable by reason of loss to or otherwise with respect to any of the Collateral upon the terms and conditions set forth in this Agreement, on or before Drawdown Date.

2.1.2	The procedure detailed below for the creation of the pledge over units of Mutual Funds which are in physical form shall be followed:

(a)	The Pledgor shall issue a Pledge Creation Request to the issuer Mutual Fund requesting for the creation of the pledge over the Securities in favour of Lender as security for the due repayment, discharge and redemption of the Facility granted by the Lender to the Borrower and do all such acts, deeds and things as shall be necessary in accordance with the offer documents of the Mutual Funds to effect the pledge of the Securities in favour of Lender prior to or simultaneously with the execution of this Agreement. The Pledgor undertakes to do all such actions and execute such documents and agreements as may be necessary for the valid creation and perfection of the pledge in accordance with the terms of this Agreement within 5 (five) days from the date hereof.

(b)	Upon the Mutual Fund recording and registering in its register the pledge of the Securities in the name of Lender, the pledge shall be duly created in favour of Lender and the Pledgor shall ensure that all the documentary and other evidence and entries as are necessary to record Lender as the pledgee of the Securities in the records of the Mutual Fund or as may be required by the Mutual Fund from time to time in this regard are furnished to and registered by the Mutual Fund so as to ensure that the effective and valid pledge on the Securities is created in favour of Lender forthwith.

(c)	Pursuant to the completion of the procedure detailed in sub-clause (a) and (b) above, (but irrespective of whether the Mutual Fund shall have issued the Pledge Confirmation or not), the Securities shall be pledged in favour of Lender, which pledge shall be, along with all the rights, title, claims, demand, benefits and interests of the Pledgor therein and the proceeds of sale and other realization of the Securities or such part thereof, in favour of Lender and the Pledgor shall deposit the Deposited Documents or cause the same to be delivered to Lender.

2.1.3	The Pledgor acknowledges that the Shares which are the subject matter of the pledge under this Agreement are wholly in a dematerialized state, and further acknowledges, states and confirms that all additional Shares which may become the subject matter of the pledge under this Agreement shall always be wholly in a dematerialised state.

2.1.4	In addition to the above, for the purposes of creation, perfection and enforcement of the charge of the Securities, the Pledgor undertakes to do all such actions and execute such documents and agreements as may be necessary for the valid creation and perfection and enforcement of the pledge in accordance with the terms of this Agreement.

2.1.5	The Lender reserves the right to take any action as may be deemed necessary in the absolute discretion of the Lender for the protection and/or perfection of the security interest in the Collateral, including, without limitation, the right to have the Collateral (or any part thereof) registered in the name of the Lender and/or its nominee(s) during the continuance of the pledge on the occurrence of an Event of Default), and may by written notice to the Pledgor request for this to be effected. The Pledgor undertakes that immediately upon the receipt of such written notice from the Lender, and in any event within 3 (three) Banking Days of receipt of such written notice, to do all acts and things and execute all such documents required by the Lender in this respect, without in any way derogating or affecting the Lender’s security interest in the Collateral.

2.2	Changes to Pledged Securities

2.2.1	If any of the Securities are to be released from the pledge created in favour of the Lender (with the Lender’s consent) or in case any Additional Securities are pledged in addition to existing Securities or in substitution of any Securities released (with the Lender’s consent), the procedure under this Agreement, documents of the Mutual Fund and the Depositories Regulations (to the extent applicable) shall be followed.

2.2.2	Any change in the Securities hereby pledged and/or the pledge of Additional Securities may be effected by the modification to or amendment of Schedule 2. Such change to Schedule 2 would, inter alia, include addition of Additional Securities, release of existing Securities or any of them or substitution of the Securities or any of them by Additional Securities. Such modification to or amendment of Schedule 2 shall be deemed to have formed a part and parcel of this Agreement and would not require execution of a fresh agreement amongst the Parties.

2.2.3	If any Additional Securities are pledged or required to be pledged at any time or from time to time after the date hereof, the same shall be in a dematerialized form in case of Shares and may be in dematerialized or scripless form in case of units of Mutual Funds and the Pledgor shall: (i) forthwith pledge such Additional Securities with the Lender; and (ii) deliver to the Lender: (a) the Deposited Documents relating to such Additional Securities along with such further documents (including but not limited to copy of the statement of account issued by the Pledgor’s Participant, indicating the entry for the pledge in respect of such Additional Securities, and a letter from the Pledgor to the Lender in the form set out in Schedule 3 hereto confirming the creation of the pledge with respect to the Additional Securities) which in the opinion of the Lender is necessary to create or perfect the security interest expressed to be created under or pursuant to this Agreement and which are acceptable to the Lender, and (b) certified true copy of any other relevant authority required in connection with the pledging and charging of such Additional Securities in favour of the Lender and thereafter, such Additional Securities, together with the Securities as of the date of this Agreement, shall comprise the Collateral hereunder.

2.3	Margin Requirements

2.3.1	The Pledgor hereby agrees and undertakes that it shall at all times ensure that the Actual Margin is not less than the Required Margin. If at any time the Actual Margin is less than the Required Margin by:

(a)	20 % or more, the Pledgor shall ensure that it or other persons acceptable to the Lender must, within 2 (two) days notice thereof, provide additional cash and/or other marketable securities acceptable to the Lender as additional Collateral to ensure that the Actual Margin is greater than or equal to the Required Margin provided that any additional top-up required will be met by way of creating a Charge in favour of the Lender over cash and/or other marketable securities (other than equity shares of the Company) acceptable to the Lender. If the Pledgor fails to provide such Additional Securities and/or repay the Obligations for the purposes and in the manner as aforesaid, the Lender shall be entitled to sell the Collateral through a broker of its choice or otherwise without giving any further notice to the Pledgor, notwithstanding anything to the contrary contained in this Agreement and the Pledgor hereby consents to the same.

(b)	40 % or more, the Lender shall, forthwith, without any notice to the Borrower be entitled to sell the Collateral through a broker of its choice or otherwise, notwithstanding anything to the contrary contained in this Agreement and the Pledgor hereby consents to the same. The sale proceeds realized (less any selling and other related expenses) shall be applied to reduce the Obligations, in such order of priority as the Lender in its sole discretion deems fit. In addition, the Lender shall be entitled, but not obligated to, and the Pledgor hereby authorizes the Lender to take on behalf of the Pledgor all actions deemed necessary to mitigate any loss and/or to preserve the Collateral. The Lender’s determination of the Actual Margin and Required Margin is and shall be conclusive and final and be binding on the Pledgor unless proved otherwise by the Pledgor/Borrower to the satisfaction of the Lender.

2.3.1.1	Without prejudice and in addition to anything contained in this Agreement, the Lender shall on every alternate Friday after the Drawdown Date, have the right to conduct an inspection on the Loanable Value of the Security. In the event the Loanable Value of the Security at the relevant time is lower than the total Obligations, then the Borrower/Pledgor shall ensure that they or other persons acceptable to the Lender must, within 2 (two) days’ notice thereof from the Lender to the Borrower/Pledgor, provide additional Collateral i.e. cash and other marketable securities acceptable to the Lender or reduce the Obligations or a combination of both, to restore the Loanable Value equal to or more than total Obligations.

2.3.2	The Pledgor further agrees, accepts and acknowledges that the Lender’s standard loan-to-security value criteria, currency margin standards and requirements, top-up and sell-out periods, requirements and procedures, are at all times determined by the Lender in its discretion based on the Lender’s policies prevailing from time to time and that such criteria, standards, requirements and/or procedures shall be applied to and complied with by the Pledgor, and the Pledgor and the Borrower shall be immediately notified of any change in the Lender’s standard loan-to-security value criteria, currency margin standards and requirements, top-up and sell-out periods, requirements and procedures from time to time. The Pledgor further agrees, accepts and acknowledges that in the event that the terms and conditions of this Agreement are inconsistent with or contrary to such revised criteria, standards, requirements and/or procedures, then such revised criteria, standards, requirements and/or procedures shall apply and the terms of this Agreement shall be deemed to have been and shall stand amended or modified to the extent necessary.

2.4	Voting and Other Rights in Respect of the Collateral

2.4.1

Subject to the other provisions of this Agreement, unless and until an Event of Default shall have occurred, the Pledgor shall be entitled to exercise all consequential rights pertaining to the Collateral, for any purpose not in violation of or inconsistent with any of the terms of this Agreement including the right to vote except as provided in Section 2.4.2, provided that, the Pledgor shall not have the right to redeem, sell, gift, transfer, assign, charge, pledge or otherwise create any Encumbrance on the Collateral.

2.4.2	The Lender agrees that the Pledgor may, until an Event of Default shall have occurred, exercise any voting rights in respect of the Collateral, provided that the Pledgor agrees that it shall not vote in any manner that is inconsistent with the terms of this Agreement or which would give rise to or an Event of Default, and will not vote in favour of any resolution which would have the effect of altering adversely the rights of the Lender hereunder or pursuant hereto, or the terms of the Securities or any rights attaching to the Securities or the Collateral in any adverse way.

2.5	Dividends and Other Distributions

2.5.1	The Pledgor agrees and undertakes that:

(a)	dividends and other distributions declared and payable on the Collateral;

(b)	dividends paid or payable other than in cash and other distributions property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral;

(c)	dividends and other distributions paid or payable in cash on the Securities in respect of or in connection with any liquidation or dissolution or in connection with a reduction of capital of the Company;

(d)	cash paid, payable or otherwise distributed in respect of the principal of, or in buy-back of, or in exchange for, any Collateral; and

(e)	any other distribution, interest or the like on the Collateral or any part thereof shall be applied towards the repayment of the outstanding Obligations of the Borrower, which have become due under the Loan Agreement, and if received by the Pledgor shall be received in trust for the benefit of the Lender and shall be segregated from the other property or funds of the Pledgor and forthwith be delivered to the Lender for the purpose of payment/repayment of outstanding Obligations. All distributions relating to the Collateral must flow through a specified account designated by the Lender in case of occurrence of an Event of Default. For this purpose the Pledgor hereby agrees to issue appropriate instructions, whenever required, to the Company, the relevant Mutual Fund and to such other Persons as may be required by the Lender.

2.5.2	In case the Lender has the Collateral (or any accretions by way of rights shares, bonus shares or otherwise) transferred to its name during the continuance of the pledge in pursuance to this Agreement or the Loan Agreement, the Lender will apply all dividends received in respect of the Collateral and all such accretions towards the repayment of the outstanding Obligations of the Borrower under the Loan Agreement and the Pledgor hereby indemnifies and agrees to hold the Lender fully saved harmless and indemnified in respect of all claims, proceedings or demands which may arise in respect of the application of such dividends.

2.6	Continuing Security

2.6.1	This Agreement and the security created hereunder or pursuant hereto, is and shall be a continuing security and shall, subject to Section 9 (Release and Termination), remain in full force and effect until the Final Repayment Date notwithstanding the winding-up or insolvency or liquidation or any incapacity or change in the constitution or status of the Borrower.

2.6.2	Notwithstanding any irregularity, invalidity, frustration or un-enforceability for any other reason, of any obligations or undertakings of the Borrower under the Loan Agreement, the Finance Documents or any other document or security or any present or future Applicable Law or order of any Governmental Authority (whether of right or in fact) purporting to reduce or otherwise affect any of such obligations in each case, the Pledgor’s obligations under or pursuant to this Agreement shall remain in full force and this Agreement shall be construed accordingly as if there were no such irregularity, un-enforceability, invalidity, law or order. No failure to obtain or maintain in full force and effect any required or necessary Approval(s) shall release the Pledgor or constitute a defense to the performance by the Pledgor of its obligations under or pursuant to this Agreement.

2.6.3	The Collateral, the Power of Attorney and any other documents executed in relation to the pledge/charge created in respect of the Collateral shall be a continuing security to the Lender for all monies which are due under the Loan Agreement. It is declared that the Collateral are free from any Encumbrances and the Pledgor undertakes to keep them as such during the time the Collateral are pledged with the Lender.

2.7	Representations and Warranties

The Pledgor hereby represents and warrants to the Lender, and confirms that such representations and warranties are true, correct, valid and subsisting in every respect as of the date of this Agreement (or as of the date specifically stated herein) and which representations and warranties shall survive the execution and delivery of this Agreement and continue until the Final Repayment Date as follows:

2.7.1	it is the sole legal and beneficial owner of the Securities, particulars of which are set out against its name under Schedule 2 of this Agreement, free from any Encumbrances save and except for the security interest granted to the Lender herein or contemplated hereby;

2.7.2	it has the full power, authority and legal right to pledge and charge the Collateral held by it, and the Collateral pertaining to such Securities pursuant to this Agreement;

2.7.3	upon the recording of the creation of the pledge in accordance with Section 2, this Agreement will create a valid and perfect exclusive charge in the manner specified in this Agreement and all filings and other actions necessary to perfect or protect such charge have been and/or shall be duly taken pursuant to this Agreement;

2.7.4	it has, in relation to the Securities held by it, entered into an agreement with the Pledgor’s Participant in terms of Section 5 of the Depositories Act and Regulation 41 of the Depositories Regulations and particulars of the Securities are entered in the respective records of the Pledgor’s Participant and Depository.

2.7.5	all Approvals required from any Governmental Authority or any other Persons for or in connection with the execution, validity and performance of this Agreement by them, including for the creation of the pledge on the Securities by them have or shall be obtained on or before the Drawdown Date and are in full force and effect and no other Approvals will be required;

2.7.6	the delivery, execution or performance of this Agreement does not and will not conflict the constitutional documents of the Pledgor or the Company or the offer documents of the Mutual Fund or, any other agreement or document or Applicable Law to which the Pledgor is a party or by which it is bound or affected, and will not result in a default or create an Encumbrance on the Securities under any Applicable Law or other agreement or document;

2.7.7	the units of the Mutual Fund are held by the Pledgor validly as per the regulations governing mutual funds in India and also the offer documents of the relevant Mutual Funds;

2.7.8	the Securities (other than units of Mutual Fund in physical form) are held by the Pledgor in dematerialized form with the Pledgor’s Participant in accordance with the Depositories Act and the Depositories Regulations. For the purposes of holding the Securities in a dematerialized form, the Pledgor has entered into legal, valid and binding agreements with the Pledgor’s Participant pursuant to the Depositories Act and Regulation 41 of the Depositories Regulations;

2.7.9	the particulars of the Securities set out in Schedule 2 hereto are true, complete and accurate;

2.7.10	the Securities have been duly authorized and validly issued and allotted and are fully paid;

2.7.11	subject to this Agreement, it is the sole and exclusive owner of, and has good and marketable title to the Collateral, which is free from any and all Encumbrances;

2.7.12	it has not granted or agreed to grant in favour of any other Person other than the Lender any interest in or any option or other rights in respect of the Collateral or any part thereof;

2.7.13	this Agreement has been duly stamped in accordance with the relevant stamp law, and all duties or other similar Taxes in connection therewith have been paid in full by the Pledgor;

2.7.14	it has made and/or shall make in a timely manner all such filings, and registrations as may be necessary in connection with the creation, perfection or protection of the pledge under or pursuant to this Agreement which is, or may be required in connection herewith;

2.7.15	it does not have in its possession, any physical share certificates in respect of the Securities;

2.7.16	any accretions to the Securities including bonus shares, rights shares, and any Additional Securities which are required to be pledged in accordance with the terms of this Agreement, shall be in dematerialized form;

2.7.17	the security interest created under or pursuant to this Agreement would create a valid and perfected security interest, subject in priority to no other security interest or Encumbrance;

2.7.18	this Agreement upon its execution constitutes legal, valid and binding and enforceable obligations of the Pledgor enforceable against the Pledgor in accordance with its terms thereof;

2.7.19	there are no actions, proceedings or claims pending before any Governmental Authority or affecting the Pledgor, any of its assets, which would materially adversely affect its financial condition or ability to perform its obligations under this Agreement; and

2.7.20	the Company is not a “sick industrial company” within the meaning ascribed to that term under the Sick Industrial Companies (Special Provisions) Act, 1985.

2.8	Undertakings of the Pledgor

The Pledgor hereby unconditionally and irrevocably covenants, undertakes and agrees that until Final Repayment Date:

2.8.1	it shall not commit or omit to do any act, deed or thing which may entitle the Pledgor’s Participant to terminate its agreement with the Pledgor;

2.8.2	it shall follow the procedure prescribed under Regulation 58 of the Depositories Regulations and this Agreement for creating the pledge with respect to the Securities in favour of the Lender. Without prejudice to the generality of the foregoing, the Pledgor undertakes to issue such requests including the Pledge Form to the Depository through its Pledgor’s Participant or the Pledge Creation Request to the relevant Mutual Fund, requesting for the creation of the pledge and sign such other documents and do all such acts, deeds and things as shall be necessary in accordance with the Depositories Regulations or the offer document of the Mutual Fund to effect the pledge of the Securities in favour of the Lender on or before the Drawdown Date. The Pledgor acknowledges and confirms that forthwith upon the Depository or the relevant Mutual Fund, recording and registering in its register the pledge of the Securities in the name of the Lender and/or its nominee and the participant of the Lender and/or its nominee confirming the creation of the pledge in its records to the Depository or the relevant Mutual Fund, the pledge shall be deemed to have been duly created in favour of the Lender, and the Pledgor shall ensure that all the documentary and other evidence and entries are recorded in terms of Regulation 58 of the Depositories Regulations or the offer document of the relevant Mutual Fund, and the name of the Lender’s depository participant or its custodian as required by the Lender is registered by the Pledgor’s Participant as the pledgee so as to ensure that an effective and valid pledge on the Securities is created in favour of the Lender on or before the Drawdown Date;

2.8.3	it shall promptly do all such actions and execute such documents and agreements as may be necessary or desirable, or that the Lender may request, for the valid creation and perfection of the pledge in accordance with the terms of this Agreement or to enable the Lender to exercise and to enforce its rights and remedies hereunder with respect to the Collateral;

2.8.4	it shall hold the pledge over the Securities in accordance with the terms of the Depositories Act, the Depositories Regulations and the bye-laws and/or business rules of the Depository;

2.8.5	it shall not opt out of the Depository or the relevant Mutual Fund either by way of re-materialisation of the Securities or otherwise without the prior written consent of the Lender;

2.8.6	it shall not redeen, sell, assign, transfer, exchange, lease, lend or otherwise dispose of (directly or indirectly, voluntarily, involuntarily, by operation of law or otherwise), or grant any option with respect to or create or permit the creation of any Encumbrance over the Securities, or the Additional Securities as and when provided under this Agreement;

2.8.7	in the event the Lender invokes the pledge on the Securities on occurrence of an Event of Default, the Pledgor unconditionally agrees that the Lender may without prejudice to its other rights in law as pledgee, be entitled to have itself registered as the beneficial owner of the Securities in the records of the Depository or the relevant Mutual Fund and the Pledgor’s Participant (as applicable), it is hereby clarified that in case of partial invocation of the pledge on the Securities by the Lender, the Lender shall have the option to invoke the Securities of its choice;

2.8.8	without prejudice to the provisions of section 2.8.7 above, the Pledgor shall execute an irrevocable Power of Attorney in favour of the Lender in the form set out under Schedule 1 of this Agreement;

2.8.9	it shall immediately inform the Lender of winding up (voluntary or otherwise) or bankruptcy or insolvency or other similar process initiated against the Borrower and/or the Company.

2.8.10	it shall comply with all applicable laws, rules and regulations, including but not limited to all provisions of various rules, regulations and guidelines issued by the Securities and Exchange Board of India from time to time (including the Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 1992 (including all disclosure, notification and filing requirements thereunder), the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011 (including all disclosure, notification, valuation norms and filing requirements thereunder), the Securities and Exchange Board of India (Prohibition of Fraudulent and Unfair Trade Practices relating to the Securities Market) Regulations, 2003);

2.8.11	it shall procure that without the prior written consent of the Lender, the Company shall not:

a.	alter its Memorandum and Articles of Association in any manner which may adversely affect the rights or interests of the Lender under the Finance Documents;

b.	amalgamate or merge with any other Person or effect any change in its shareholding or management pattern, unless such action does not in any manner affect the direct or indirect control exercised by the Pledgor together with persons acting in concert (as such term is defined under SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011) with the Pledgor as on the date of execution of this Agreement;

c.	initiate any voluntary winding up or insolvency process against the Pledgor/Borrower or the Company; or

d.	avail of any borrowing on the security of the Securities.

3.	REMEDIES ON AN EVENT OF DEFAULT

3.1	The Pledgor agrees that at any time after Event of Default occurs, the Lender shall have the right, without prejudice to its other rights under this Agreement and/or under any Applicable Law, in its discretion to exercise all the rights, powers and remedies vested in it (whether vested in it by or pursuant to this Agreement or by any Applicable Law) for the protection, perfection and enforcement of its rights in respect of the Collateral, and shall be entitled, without limitation, to exercise the rights set out in Section 3.2 below, to which the Pledgor hereby agrees.

3.2	On the occurrence of an Event of Default, the Lender shall be entitled, at its sole discretion:

3.2.1	to invoke the pledge on the Collateral and/or transfer or register in its name or in the name of any of its nominees or any other Person or redeem, as it shall deem fit, all or any of the Collateral without notice to the Pledgor, at the cost of the Pledgor;

3.2.2	to receive all amounts payable in respect of the Collateral relating or otherwise payable under Section 2.5 (Dividends and Other Distributions) to the Pledgor;

3.2.3	to take all such actions including vote on all or any part of the Collateral (whether or not transferred in the name of the Lender) and otherwise act with respect thereto as though it were the owner thereof;

3.2.4	to sell the Collateral (or any part thereof) in exercise of the power conferred under Section 3.5 hereof (Power of Sale/Redemption), or redeem without the intervention of the court and without any consent of or notice to the Pledgor, at public or private sale or on any securities exchange for cash, upon credit or for future delivery or transfer or procure registration in the name of the Lender, or any of its nominees at the cost of the Pledgor, as the Lender may deem commercially reasonable and apply the proceeds thereof towards payment of the Obligations of the Borrower under the Loan Agreement, provided that the Lender shall not be obliged to make any sale of any Collateral if it determines not to do so, regardless of the fact that notice of sale may have been given.

3.3	No Liability of Calls

Nothing in this Agreement shall be construed as placing on the Lender any liability whatsoever in respect of any calls, contributions, instalments or other payments relating to any of the Collateral or to any rights , shares or other securities accruing, offered, distributed, paid or arising as aforesaid, and the Pledgor shall indemnify and keep indemnified the Lender in respect of all calls, contributions, instalments or other payments relating to any of the Collateral now or hereafter existing and to any rights shares and other securities accruing, offered, distributed, paid or arising as aforesaid in respect thereof which may have been made by the Lender on behalf of the Pledgor in fulfilment of the Pledgor’s obligations to the Company or the relevant Mutual Fund at any time when the Pledgor is the beneficial holder of the same. The amount of any calls, contributions, instalments or other payments along with interest thereon relating to any of the Collateral now or hereafter existing and any other securities accruing, offered, distributed or paid or arising as aforesaid in respect thereof which have been made on behalf of the Pledgor pursuant to this Section 3.3 shall be repayable by the Pledgor to the Lender on demand together with interest at the rate specified in the Loan Agreement, until the date of repayment by the Pledgor. Any such amounts paid by the Lender as aforesaid along with interest thereon shall be a charge on the Collateral.

3.4	The Pledgor expressly accepts that if the Borrower fails to pay any monies when due or which may be declared due prior to the date when it would otherwise have become due or commits any other default under any agreement (including the Loan Agreement) with the Lender under which the Borrower enjoys any financial/credit/other facility, then in such event the Lender shall, without prejudice to any of its specific rights under each of such agreements, be absolutely entitled to exercise all or any of its rights under this Agreement at the sole discretion of the Lender.

3.5	Power of Sale/Redemption

3.5.1	Enforceability

Upon the occurrence of an Event of Default, the Lender or its nominees may, without further authority and without prejudice to its other rights under Applicable Law and under or pursuant to this Agreement but after giving to the Pledgor [2 (two) Banking Days] notice (which period of notice the Pledgor agrees is reasonable notice) of the sale, sell, transfer, dispose off and appropriate any or all the Collateral, at the cost of the Pledgor and may apply the net proceeds of any such sale, disposition or appropriation towards the payment of the Obligations.

3.5.2	Sale/Redemption of Collateral

The Lender shall be entitled to exercise such power of sale/redemption in such manner and at such time or times and for such consideration (whether payable immediately or by installments) as it shall in its absolute discretion think fit (whether by private sale or otherwise) and the Collateral (or any relevant part thereof) may be sold subject to any conditions which the Lender may think fit to impose: (i) to any Person (including any Person connected with the Pledgor or the Lender); and (ii) at any price which the Lender in its absolute discretion, considers to be the best obtainable in the circumstances. The Pledgor shall not raise any objections regarding the regularity of the sale/redemption and/or actions taken by the Lender in relation to such sale nor shall the Lender be liable or responsible to the Pledgor or any such Persons for any loss that may be occasioned from the exercise of such power and/or may arise from any act or default on the part of any broker or auctioneer or other person or body engaged by the Lender for the said purpose.

3.5.3	Purchaser Not Bound to Enquire

The Pledgor confirms that the Lender is authorized to give a good discharge for any monies received pursuant to the exercise of its power of sale/redemption and a purchaser shall not be bound to enquire whether the power of sale has arisen as herein provided nor be concerned with the manner of application of the proceeds of sale.

3.5.4	No Liability for Losses

The Pledgor shall not have any claim against the Lender and/or its nominees in respect of any loss arising out of any such sale pursuant to Sections 3.5.1 and 3.5.2 hereof or any postponement thereof howsoever caused and whether or not a better price could or might have been obtained upon the sale or disposition of the whole or any part of the Collateral by deferring or advancing the date of such sale or otherwise howsoever.

3.5.5	Waiver of Rights

The Pledgor hereby expressly, irrevocably and unconditionally releases and waives and shall procure that the Company or the relevant Mutual Fund shall release and waive:

(i)	any and all conditions, restrictions, terms and covenants under any shareholders agreement that restrict, prohibit or relate to the performance by the Pledgor of the terms of this Agreement;

(ii)	any and all conditions, restrictions, terms and covenants or rights they may have under any shareholders agreement or the Memorandum and Articles of Association of the Company to purchase any Securities in the event such Securities are sold or otherwise disposed of pursuant to the enforcement of the security interest created hereunder or pursuant to this Agreement;

(iii)	any requirement that the Lender or any purchaser of the Securities or any other party on behalf the Lender or such purchaser or any Person that becomes a shareholder as a result of the exercise of security interest or rights and remedies under or pursuant to this Agreement whereby such Person may be bound by the provisions of any such shareholders agreement.

3.6	Set Off

3.6.1	If upon the occurrence of an Event of Default, the termination of the Loan Facility or any such other event, the Lender sells the pledged/charged Collateral, the Lender shall have the right to set-off the amount realized from the sale of the pledged Collateral (less selling and other related expenses) against any other outstanding loans, obligations and dues owed by the Borrower or the Pledgor, as the case may be, to the Lender or any of its affiliates, and Citibank N.A. in India and its branches (“Bank”). Further, the Lender shall have the sole discretion to offer any excess pledge realization available from the sale of the pledged/charged Collateral after extinguishing the Obligations to any other outstanding loans, obligations and dues and/or any of the remaining pledged Collateral to any of its affiliates or the Bank, without any notice or prior permission of the Pledgor whatsoever. The Lender shall have the sole discretion to determine the manner in which it may execute this condition. The Pledgor fully consents to permitting the Lender to offer the excess pledge realization or remaining Collateral to such of its affiliates or the Bank and shall not hold the Lender liable in any manner for the same.

3.6.2	The Lender’s affiliates and the Bank shall have the right to set off any excess pledge realization or remaining Collateral against any of loans, facilities or any account under which monies are due from the Borrower or the Pledgor, as the case may be, to such affiliates or the Bank. In the event such affiliates or the Bank decline to accept or accept in part the excess pledge realization or remaining Collateral offered by the Lender for the purpose of set-off, the Lender shall return the remaining excess pledge realization or remaining Collateral back to the Pledgor. The Bank and the Lender’s affiliates’ will have the sole discretion to determine the manner in which the set-off is applied.

3.6.3	Any waiver or forbearance or delay on the part of the Bank or any affiliate to insist upon the performance of the conditions set out in this Section 3.6, any terms and conditions of this Agreement or to demand any penalties resulting from any breach of any of the said conditions shall not be construed as a waiver on the part of the Bank or an affiliate to any of the terms or conditions of the loans or facilities provided to the Borrower or the Pledgor, as the case may be, or any amount owed by the Borrower or the Pledgor, as the case may be, or any of their rights or privileges or of any other default on the part of the Borrower or the Pledgor, as the case may be, and all original rights and powers of the Bank or an affiliate under this Agreement and any other agreement between the Borrower and the Pledgor, as the case may be and the Bank or an affiliate shall remain in full force notwithstanding any such forbearance or delay.

4.	CONTINUING OBLIGATIONS

The undertaking and obligations of the Pledgor under or pursuant to this Agreement shall remain in full force and effect notwithstanding any act, omission, event or circumstance whatsoever until the Final Repayment Date.

5.	PROTECTIVE CLAUSES

Without limiting the provisions of Section 4 (Continuing Obligations), neither the liability of the Pledgor nor the validity or enforceability of this Agreement shall be prejudiced, affected or discharged by:

5.1.1	any waiver, exercise, omission, compromise, arrangement or settlement with or the granting of any time, concession, consent or indulgence to, the Borrower in relation to its Obligations;

5.1.2	the amendment, variation or modification of any other Finance Documents;

5.1.3	any change or restructuring of the structure of the Borrower/Pledgor and/or the Company;

5.1.4	the invalidity, irregularity or unenforceability of any obligation or liability of the Parties under this Agreement;

5.1.5	any deficiency in the powers of the Pledgor or any other Person to enter into or perform any of their respective obligations under this Agreement or any irregularity in the exercise thereof or any lack of authority by any Person purporting to act on its behalf;

5.1.6	the insolvency or liquidation or winding up or any incapacity, disability or limitation or any change in the constitution, status, control or ownership of the Borrower or any other Person, as the case may be;

5.1.7	any other charge, guarantee or other security or right or remedy available to the Lender being or becoming wholly or partly void, voidable, unenforceable or impaired by the Lender at any time releasing, refraining from enforcing, varying or in any other way dealing with any of them or any power, right or remedy that the Lender may now or hereafter have from or against the Pledgor or any other Person;

5.1.8	any act, omission, event or circumstance which would or may but for this provision operate to prejudice, affect or discharge this Agreement or the liability of the Pledgor, as the case may be hereunder or any other right, power or remedy conferred upon the Lender by this Agreement or by any Applicable Law; or

5.1.9	any other matter or thing whatsoever.

6.	UNRESTRICTED RIGHT OF ENFORCEMENT

This Agreement may be enforced without the Lender first having recourse to any of its rights or any other security or rights or taking any other steps or proceedings against the Borrower or may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the Obligations. All rights and remedies of the Lender shall be cumulative and not in the alternative.

7.	COSTS, CHARGES AND EXPENSES

The Pledgor shall, from time to time, on 3 (three) Banking Days’ prior notice pay to or reimburse the Lender all costs, charges and expenses (including legal and other fees on a full indemnity basis) and all Taxes incurred by the Lender, in connection with the negotiation, preparation, execution, registration, administration, modification and amendment of this Agreement and any other document delivered hereunder and in exercising, protecting, perfecting, preserving or enforcing any of its rights or powers hereunder or thereunder (including the security interest created under or pursuant to this Agreement) or in suing for or seeking to recover any sums due hereunder or thereunder or in defending any claims brought against it in respect of this Agreement and any other document delivered hereunder or pursuant to this Agreement or in releasing or re-assigning this Agreement or the security interest created hereunder or pursuant to this Agreement.

8.	INDEMNITY

8.1	The Pledgor shall indemnify and shall keep indemnified the Lender and its nominee(s) or any of them and each of their affiliates, officers, directors, employees, agents and advisors and every receiver, attorney, manager, agent or other Person appointed by the Lender (each an “Indemnified Party”) against any and all losses, expenses, liabilities, obligations, damages, actions, proceedings, claims, demands and judgments (including without limitation legal and other fees on a full indemnity basis) and Taxes imposed other than tax on income, asserted against or incurred by any Indemnified Party in the execution or performance of the terms and conditions hereof or which may be incurred, sustained or which may arise in or on the non-performance or non-observance or inaccuracy of any of the undertakings, covenants, representations and warranties and agreements on the part of the Pledgor herein contained or under any document delivered hereunder or pursuant hereto in respect of any matter or thing done or omitted by the Pledgor relating in any way whatsoever to this Agreement or such document or any of the Collateral or enforcement of any of the terms of or the preservation of any right hereunder or pursuant hereto. All sums necessary to effect the indemnity contained under this Section 8.1 and all sums payable by the Pledgor under Section 7 shall form part of the Obligations and shall be secured by this Agreement.

8.2	Without prejudice to the provisions of Section 8.1 above, the Lender or its nominee(s) and every receiver, attorney, manager, agent or other Person appointed by any of them shall, be entitled to be indemnified out of the Collateral in respect of all actions, proceedings, claims, demands, judgments, costs, charges, liabilities and expenses incurred by them in the execution or purported execution of the powers and trusts of the Lender and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted to be done in any way relating to the Collateral.

9.	RELEASE AND TERMINATION

This Agreement shall terminate upon Final Repayment Date. Upon termination of this Agreement, the Lender shall, on the Pledgor’s request and at the Pledgor’s costs and expense, release the Collateral from the pledge and charge granted hereby, and intimate the Pledgor of the same and only thereafter the Pledgor shall make an application to the Depository through the Pledgor’s Participant in the manner required under Regulation 58 of the Depositories Regulations, and in the form required by the Depository or the relevant Mutual Fund in the form required by such Mutual Fund, for closing the pledge created in favour of the Lender. The Lender shall take the following steps as applicable: (i) issue such documents as may be required by the Lender or the relevant Mutual Fund to confirm the closure of the pledge created in favour of the Lender; (ii) issue instructions to its participant in the manner required under Regulation 58 of the Depositories Regulations and in the form required by the Depository to confirm the closure of the pledge created in favour of the Lender; (iii) redeliver such of the Collateral as may be in the possession of the Lender and has not prior to that date been sold or otherwise applied or released; (iv) redeliver the Power(s) of Attorney executed in favour of the Lender marked “cancelled”; and (v) redeliver the Promissory Note executed in favour of the Lender marked “cancelled” at the end of 7 (seven) months from the Final Repayment Date.

10.	MISCELLANEOUS

10.1	Jurisdiction

This Agreement shall be governed by and be subject to the laws of India. The Pledgor agrees to submit to the non-exclusive jurisdiction of the courts of New Delhi, provided however that, the Lender may, at its sole option, take action in the courts or before the authorities of any other jurisdiction for any dispute arising hereunder and the Pledgor agrees to submit to such courts or before the authorities of such jurisdiction.

10.2	Notice/Communication

Unless otherwise stated, all notices, approvals, instructions and other communications for the purposes of this Agreement may be given by facsimile, by personal delivery or by sending the same by prepaid registered mail addressed to the Party concerned at its address stated in the title of this Agreement or the fax numbers set out below and/or any other address subsequently notified to the other Party for the purposes of this Section 10.2 and shall be deemed to be effective (a) in the case of registered mail, 3 (three) Banking Days after posting, (b) in the case of facsimile at the time when dispatched with a report confirming proper transmission or (c) in the case of personal delivery, at the time of delivery.

To :	Pledgor
	Attn:	Mr. Satish Reddy Kallam,
XXXXXXXXX XXXX XXX X XXXXXXX XXXXX XXXXXXXXX
	Tel. No.:	XXX XXXXXXXX
	Fax No.:	-

To :	The Lender	Citicorp Finance India Ltd
	Designation:	The Manager
	Tel. No.:	022-61757247
	Fax No.:	-

A certificate by an officer of the Lender that the notice was posted or served, as the case may be, shall be final, conclusive and binding on the Pledgor unless proved otherwise.

10.3	Lender’s Statement

The Pledgor hereby agrees and confirms that the certificate provided by the Lender in relation to the Obligations of the Borrower shall be conclusive proof of the Obligations, without production of any voucher, documents or other papers unless proved otherwise to the satisfaction of the Lender.

10.4	Waiver/Forbearance

Any waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by the Lender. Any waiver or forbearance or delay on the part of the Lender to insist upon the performance of any terms and conditions of this Agreement, or to exercise any right or privilege conferred under this Agreement, or to demand any penalties resulting from any breach of any of the terms or conditions of this Agreement shall not be construed as a waiver on the part of the Lender of any of the terms or conditions of this agreement or of its rights or privileges or of any other default on the part of the Pledgor, and all original rights and powers of the Lender under this Agreement will remain in full force, notwithstanding any such forbearance or delay. For the avoidance of doubt it is clarified that the waiver by the Lender of any of its rights under this Agreement on a particular occasion shall not constitute a waiver on any subsequent occasion of such right.

10.5	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement shall not be affected or impaired thereby. In the event that any of the terms or provisions of this Agreement or portions or applications thereof, are held to be prohibited, unenforceable or invalid under any law, a reasonable adjustment in such term or provision shall be made with a view towards effecting the purpose of such terms and provisions of this Agreement, and the enforceability and validity of the remaining terms and provisions, or portions or applications thereof, shall not be affected thereby.

10.6	Survival

Any expiry or termination of this Agreement or the release of any Securities on the occurrence of the Final Repayment Date or otherwise shall not affect the provisions of this Agreement which customarily survive such termination and/or release including in particular Section 7 (Costs, Charges and Expenses), Section 8 (Indemnity), which shall survive expiry or termination of this Agreement and/or the release of any of the Collateral.

10.7	Assignment

The terms and provisions of this Agreement shall be binding upon, and the benefits hereof shall inure to the Parties hereto and their respective successors and assigns; Provided however that the Pledgor shall not assign this Agreement or any of the rights, duties or obligations of the Pledgor hereunder without the prior written consent of the Lender, which the Lender shall be entitled to withhold in its absolute discretion without assigning any reason whatsoever. The Lender shall have the right to novate, transfer or assign its rights and/or the benefits under this Agreement to any person, in accordance with the laws, rules and regulations prevalent in India from time to time, or the Loan Agreement. The Lender shall inform the Pledgor of any such novation, assignment or transfer. Expenses and charges related to such assignment shall not be borne by or be chargeable to, the Borrower.

IN WITNESS WHEREOF the Parties hereto have executed these presents the day and year first hereinabove written.

SIGNED BY MR. SATISH REDDY KALLAM

/s/ SATISH REDDY KALLAM

SIGNED FOR AND ON BEHALF OF CITICORP FINANCE (INDIA) LIMITED

By	/s/ Dharmendra Chauhan
Authorised Signatory

SCHEDULE 1

Form of Power of Attorney

IRREVOCABLE POWER OF ATTORNEY

To all to whom these present shall come, I, [●], aged [●] years, son of [●] and residing at [●];

OR

To all to whom these present shall come, [Insert name of the Pledgor] a company incorporated under the Companies Act., 1956 and having its registered office at [●].

SEND GREETINGS;

WHEREAS at our request Citicorp Finance (India) Ltd. having its registered office at [●] and branch office at [●] (hereinafter referred to as the “Lender”) has sanctioned to [●] and having its registered office at [●], a loan facility upto a limit of Rs. [●] ([●]) (“the said Facility”) upon the terms and conditions set out in the Loan Agreement dated [●] (the “Loan Agreement”) made by and between the Borrower and the Lender, as amended, modified and supplemented from time to time.

AND WHEREAS as one of the conditions for sanction of the said Facility and for securing the due repayment by the Borrower of all outstanding Obligations (as the term is defined under the Loan Agreement), I/We have pledged in favour of the Lender certain shares, units of Mutual Funds and/or other securities held and/ or to be held by me/us (hereinafter called the “Securities”) upon the terms and conditions set out in the Pledge Agreement dated [●], as amended, modified and supplemented from time to time (the “Pledge Agreement”). The Securities pledged under the Pledge Agreement are more particularly described in the Schedule hereunder and which will include any Additional Securities (as the term is defined under the Pledge Agreement) subsequently pledged by me/us to the Lender and or deemed to have been pledged under the Pledge Agreement.

AND WHEREAS the Securities are / Additional Securities shall be in dematerialized state in terms of the Depositories Act, 1996 (“Depositories Act”) and the Depositories and Participants Regulations, 1996 (“Depositories Regulations”) and I/We am/are executing this Power of Attorney without in any way affecting the legal rights of the Lender as pledgee under the Depositories Act and the Depositories Regulations or otherwise howsoever in law.

AND WHEREAS I/We am/are now required to execute in favour of the Lender in terms of the Pledge Agreement a power of attorney authorizing the Lender to deal with the said Securities and/or Additional Securities or any of them and exercise all rights in respect thereof which I/We hereby do in the manner hereinafter appearing.

NOW KNOW YE ALL THESE PRESENTS WITNESS that in consideration of the Lender granting the said Facility to the Borrower, I/We for myself/ourselves and my/our successors do hereby exclusively and irrevocably nominate, constitute and appoint the Lender acting through any of its authorised officers, employees or agents as my/our true and lawful attorney for me/us in my/our name and on my/our behalf and at my/our costs and risk to do, execute, and perform all or any of the following acts, deeds, matters, and things in accordance with the provisions of the Pledge Agreement and other Finance Documents (as defined under the Loan Agreement), that is to say:

1.	To issue such requests including filling and signing the Pledge Creation Request, the form or forms prescribed under Annexure W (or such other form(s) as may be necessary, and/or substituted for Annexure W) of the Business Rules of the National Securities Depository Limited (the “Depository”) or other relevant forms as may be required under the offer documents of any Mutual Fund or of any other depository and submit the same to the Depository and/or any other concerned depository through my/our participant requesting the creation of the pledge and, if so required under any law for the time being in force, for confirming the invocation of the pledge, and to sign such other documents and do all such acts, deeds and things as shall be necessary in accordance with the offer documents of any Mutual Fund, the Depositories Act, the Depositories Regulations and/or the bye-laws/ business rules of the Depository and/or any other concerned depository to effect the pledge and/or invocation of the pledge of the Securities and/or the Additional Securities in favour of the Company.

2.	To transfer the said Securities and/or the Additional Securities or any of them in the name of the Lender or its nominee(s) and/or to transfer, sell or dispose off or otherwise realize or encash the said Securities and/or the Additional Securities or any of them at its sole discretion without in any way being liable and/or accountable to me/our and to rectify, remedy and remove any defect in any transfer deed or certificate or any bad delivery or cause therefor and for this purpose, to endorse the same or to sign and execute where required, all transfer forms, contracts, declarations and other instruments and writings whether for filing with the Company in which the said Securities and/or the Additional Securities are held and/or the relevant Mutual Fund, the Depository and/or any other concerned depository and/or the participant(s) as may be necessary or expedient for the effective transfer or sale of the said Securities and/or the Additional Securities, and deliver and/or file the same with the Company or the relevant Mutual Fund, the Depository and/or any other concerned depository or the participant(s) as the case may be.

3.	To appoint or engage any brokers for effecting any such transfer, redemption, sale, disposition, realization or encashment, as the case may be.

4.	To give notice(s) to the relevant Mutual Fund and the Company in which the said Securities and/or the Additional Securities are held.

5.	To receive all consideration consequent to any sale, transfer, disposition, realization, or encashment and to give proper receipts and valid and effectual discharges for the same, and apply the same towards satisfaction and discharge of the Obligations to the maximum extent necessary and/or possible.

6.	To demand and receive all interest, dividends, warrants, letter of offer, duplicate share certificates, maturity proceeds of non-convertible debentures, preferential allotments, split shares, endorsed share certificates and all accretions, rights, benefits and entitlements to the said Securities and/or the Additional Securities whether by way of bonus shares or rights shares or otherwise and to sign and execute proper receipts and give valid and effectual discharges for or in relation to the same.

7.	To encash, endorse or negotiate all interest/dividend warrants or other instruments from time to time received in respect of or otherwise relating to the said Securities and/or the Additional Securities.

8.	To receive notices and attend and vote at all meetings of members or any class of members of the Company in which the said Securities and/or the Additional Securities are held and I/We hereby undertake that during the period when any amounts under the Facility or any part thereof, including the Obligations are outstanding, I/We shall not commit or omit to do any act, deed or thing which could render the authority hereby given nugatory.

9.	To appoint representative(s) to attend any meetings of the Company in which the said Securities and/or the Additional Securities are held and/or to appoint proxy or proxies for the purpose, and for this purpose sign the necessary forms and applications and deliver the same to the company in which the Securities and/or the Additional Securities are held.

10.	To issue instructions to such proxy or proxies regarding the manner of exercise of voting rights in respect of the Securities and/or the Additional Securities in any manner as it may deem fit.

11.	To act in pursuance of and in accordance with the Pledge Agreement.

12.	To set-off against any and all Obligations (as the term is defined under the Loan Agreement) monies belonging to me/us and standing to the credit of any of my/our accounts with any branch of [●] in India and for such purpose, to debit such account or the cash credit account, if any, held by me/us with [●] or to apply any credit balance to which I/we are entitled on any of our accounts with [●], in satisfaction of any sum, whether for principal or interest or otherwise, due and payable by me/us to the Lender under the Loan Agreement and the Pledge Agreement.

13.	To issue appropriate instructions to the relevant Mutual Fund, the Depository and/or any other concerned depository through my/our participant for the creation, confirmation, invocation of the pledge and security interest created under or pursuant to the Pledge Agreement.

14.	To appoint and remove at the Lender’s sole and absolute pleasure and discretion any substitute for attorneys or agents in respect of all or any of the matters aforesaid.

15.	To comply with the provisions of the Companies Act, 1956, the Companies Act, 2013, the Depositories Act and the Depositories Regulations or any statutory re-enactment or modification thereof for the time being in force or of any other statue, legislation or enactment or any rule or regulation and to sign such deeds, documents, forms, declarations or other papers that may be required.

16.	To apply to, correspond with, give intimation/notice to the relevant Mutual Fund, the Depository and/or any other concerned depository and the participants and to do perform and execute all acts, deeds, matters and things which I am entitled to do under the offer documents of the relevant Mutual Fund, the Depositories Act and the Depositories Regulations, including giving all necessary instructions and/or authorizations as may, in the sole discretion of the Lender, be necessary to be given for transfer of the beneficial ownership of the Securities and/or the Additional Securities in favour of the Lender or its nominee(s).

17.	To obtain certificates in respect of the Securities and/or the Additional Securities in case the Lender requires the Securities and/or the Additional Securities or any of them to be rematerialized into a physical state.

18.	To apply for issue of duplicate physical share certificates to the Company in respect of the Securities and/or the Additional Securities or any of them.

19.	To do any act, deed or thing to perfect and maintain the Pledge Agreement or the security interest created thereby or thereunder including the first priority nature thereof and/ or to enforce the pledge created under or pursuant to the Pledge Agreement.

20.	To take all actions deemed necessary to mitigate any loss to and/or preserve the Collateral (as the term is defined in the Pledge Agreement).

21.	To enter into, make, sign, execute, deliver, acknowledge and perform all engagements, contracts, agreements, indentures, documents, writings, things, deeds etc. that may be necessary or proper to be entered into and signed, sealed, executed, delivered, acknowledged and performed for any of the purposes of the Pledge Agreement.

22.	To make, execute, sign, seal, deliver, cause to be registered and complete all the legal formalities relating to the execution of the Finance Documents as may be required by Lender, at the Borrower’s own expense (including the payment of all costs, charges, expenses, stamp duties, penalties, registration charges, fees and taxes thereon), in a form and manner as Lender may specify for the unconditional repayment in full of all the Obligations with all such covenants, conditions, declarations, agreements, provisions and stipulations, as may be deemed necessary or expedient and in a form acceptable to Lender.

23.	To appear before any Governmental Authority to commence, institute, maintain, prosecute, defend any proceeding(s) relating to or connected to the Pledgor and to engage advocate(s) to sign and verify pleadings, documents, memoranda, petitions and all such documents that are required to be filed before any Governmental Authority.

24.	To do and execute all acts, deeds, matters and things as may be necessary to be done on behalf of or by the Pledgor under the Finance Documents.

25.	To pay all the stamp duty on all the documents and perform all other acts, deeds, matters, things and assurances, which Lender may deem desirable or necessary, in its discretion, to effectively secure the irrevocable and unconditional discharge and payment in full of the Obligations.

26.	To perform all such acts, deeds and assurances in favour of Lender as may be necessary or proper for the purpose of securing and for more perfectly assuring the repayment and discharge of the Obligations or such part/s thereof as may for the time being remain unpaid.

27.	To sign and file any applications, statements, declarations and other papers as may be required under the provisions of Applicable Law and all other deeds and documents for the above purposes and to appoint any nominee/agent to appear for and on behalf of the Pledgor before any Governmental Authority and to incur on behalf of the Pledgor all costs, charges and expenses in that behalf as also to engage any solicitor, advocate or other person concerned for the purpose.

28.	To act in relation to these premises as fully and effectually in all respects as I/We myself/ourselves could do if personally present.

AND GENERALLY to do, perform and execute all acts, deeds, matters and things relating to or concerning or touching these presents as fully and effectually as if I/We personally present and had done, performed or executed the same myself/ourselves.

AND it is hereby declared that the powers and authorities vested hereunder to and/or in favour of the Lender may be executed by any of its authorised officers or employees and the Lender may sub-delegate transfer or assign any or all of its powers and authorities to any other persons as it may consider appropriate in its sole discretion.

AND it is hereby declared that the Power of Attorney granted by me/us is in consideration of the grant of the said Facility to the Borrower and thus being coupled with interest is irrevocable.

AND I/We hereby agree to ratify and confirm all and whatsoever acts, deeds and things that the Lender may lawfully do or cause to be done in the premises in pursuance of these presents.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pledge Agreement.

Schedule

(Being particulars of the Pledged Securities)

For Shares in Dematerialized Form:

S.No.	No. of Units/Shares/Debentures/Bonds or other Securities Pledged	Distinctive Nos. if any	Certificate No. if any	Folio No. if any.
1.		NA	NA	NA

Name of the Issuer	Name of DP	Name of Depository	Name of Holder	DP Account No.

For Mutual Fund Units in Physical (scripless form):

S. No.	Name of Fund House	Name of scheme	Name of Holder / Pledgor	Folio No.	No. of units	Maximum Loanable value (%)

For Mutual Fund Units in Dematerialized Form:

S. No.	Name of Fund House	Name of scheme	Name of DP and Depository	Name of Holder / Pledgor	DP Account no.	ISIN	No of units	Maximum Loanable value (%)

IN WITNESS WHEREOF I have hereunto set and subscribed my hand at [●] this [●] day of [●] Two Thousand and Fifteen.

SIGNED BY [Insert Name of the Pledgor]

OR

The Common Seal of [Insert Name of the Pledgor], has been affixed pursuant to Resolution passed by the Board of Directors of the Pledgor at its Meeting held on the [●] day of [●] 2015 hereunto affixed in the presence of authorised person who has signed these presents in token thereof.

Before me

NOTARY PUBLIC

SCHEDULE 2

(Being particulars of the Pledged Securities)

For Shares in Dematerialized Form:

S.No.	No. of Units/Shares/Debentures/Bonds or other Securities Pledged	Distinctive Nos. if any	Certificate No. if any	Folio No. if any.
1.	2100000	NA	NA	NA

Name of the Issuer	Name of DP	Name of Depository	Name of Holder	DP Account No.
Dr. Reddys Laboratories Limited	Citibank NA	NSDL	Satish Reddy Kallam	XXXXXXXX X XXXXXXXX

SCHEDULE 3

Form of Letter

Citicorp Finance (India) Limited

[●]

Kind Attn: [●]

Dear Sir,

Sub:	Pledge of Shares/units of Mutual Fund held in [insert name of the company/mutual fund which has issued the securities]

1.	I/We refer to the pledge agreement dated [●] executed between me/us and the Lender (the “Agreement” as the same may be supplemented, amended or varied from time to time). Capitalised terms used herein and not otherwise defined herein, will have the same respective meanings given to such terms in the Agreement;

2.	In pursuance of my/our obligations under the Agreement to pledge the Additional Securities (the particulars of which are provided below and included in the amended Schedule to the Agreement), I/We hereby confirm that I/We have on [insert date] created a pledge, in favour of [the Lender/insert name of the Lender’s nominee] in respect of [insert number of securities pledged] [insert the nature of the securities pledged; i.e. equity shares] in [insert name of the company which has issued such securities] (“Additional Securities”), which are held in dematerialized form. Such pledge has been created by delivering a certified copy of Statement of Accounts issued in respect of the said Additional Securities together with letter No. [●] dated [●] issued by the [insert the name of the Pledgor’s participant] (the “Participant”) confirming the holding of the said Additional Securities by me/us as beneficial owner. As required by the Bye-laws of [insert the name of the depository] (“Depository”), I/We have also submitted to my Participant a duly filled prescribed form for pledge (Annexure W to the Business Rules of NSDL). Further, I have obtained the necessary confirmation of creation of pledge from the Depository and my/our Participant. I understand that the Participant of [the Lender/insert name of the Lender’s nominee] has also given to the Lender necessary confirmation of the said pledge of the Additional Securities created by me/us in favour of the Lender. I/We further confirm that such pledge is to secure the due repayment and discharge of the Obligations.

3.	Such pledge has been created by delivering a Pledge Creation Request confirming the holding of the said Additional Securities by us as beneficial owner or making such other filings as may be required in applicable if shares are issued in dematerialized form confirming the holding of the said. Further, we have obtained the necessary confirmation of creation of pledge from the Mutual Fund. We further confirm that such pledge is to secure the due repayment and discharge of the Obligations under the Pledge covenants of this Agreement.

4.	All of the Additional Securities are fully paid up and free from Encumbrances.

5.	I/We further agree and confirm that hereafter such Additional Securities, together with the existing Securities, shall comprise the Collateral under the Agreement and that the pledge of these Additional Securities shall be subject absolutely to the terms and conditions contained in the Agreement.

For Shares in Dematerialized Form:

S.No.	No. of Units/Shares/Debentures/Bonds or other Securities Pledged	Distinctive Nos. if any	Certificate No. if any	Folio No. if any.

Name of the Issuer	Name of DP	Name of Depository	Name of Holder	DP Account No.

For Mutual Fund Units in Physical (scripless form):

S. No.	Name of Fund House	Name of scheme	Name of Holder / Pledgor	Folio No.	No. of units	Maximum Loanable value (%)

For Mutual Fund Units in Dematerialized Form:

S. No.	Name of Fund House	Name of scheme	Name of DP and Depository	Name of Holder / Pledgor	DP Account no.	ISIN	No of units	Maximum Loanable value (%)

Yours faithfully,

[Insert name of the Pledgor of Additional Securities]

OR

THE COMMON SEAL of [Insert name of the Pledgor (in case the Pledgor is a body corporate)] has pursuant to the resolution of its board of directors passed in that behalf on the [●], hereunto been affixed in the presence of Mr.[●] who has signed these presents in token thereof and [●], authorised signatory who has countersigned the same in token thereof.

SCHEDULE 4

Form of Pledge Creation Request

Date: [●]

To,

[●]

Dear Sir(s),

Re: Pledge of units held in [●] (the “Fund”)

1.	I/We are currently holding units as per the details given below:

S. No.	Scheme Name	Folio No.	No. Of Units
1
2
3

2.	I/We confirm that these units are presently available as free balance and are not bought/held under Sec. 54 EA/EB of the Income-tax Act, 1961 and that no lock-in period is applicable on these units. There is no prior pledge / charge / lien on these units which has not been registered with the Fund.

3.	I/We now wish to create a pledge on the said units in favour of Citicorp Finance India Limited (Lender), a registered Non Banking Finance Company (NBFC) having its office at [●] (hereinafter called the “pawnee”) in consideration for an overdraft / loan.

4.	I/We hereby request you to recognize the said pledge on the units and to place the same on your records. In case of Dividend Plan/Option (Re-investment facility), the dividend amount on the Original Units and on any further accretions to the original Units allotted as and by way of bonus should be re-invested and a lien should be marked on these units in favour of the pawnee. In case of Dividend Plan/Option (Pay-out facility), the dividend amount on the aforesaid Units and on any further accretions to the original Units allotted as and by way of bonus should be paid/sent to me/us. All benefits accruing on the said units in the form of dividend reinvestments, bonus or otherwise shall also be subjected to lien in favor of the pawnee. Payments sent to the pawnee will be treated in the same manner as if they were validly made to me/us.

5.	During the period of the pledge, the pawnee shall have the right to transfer the units to itself or sell or redeem the units by written notice to the Fund irrespective of any contrary instructions given by me/us and any such transfer, sale or redemption of the units by the pawnee shall be valid in the same manner as if such units were transferred or sold or redeemed by me/us and I/we hereby authorize the same. Such payment to the pawnee by the Mutual Fund will constitute a valid and effectual discharge against any demand made upon the Mutual Fund.

6.	I/We waive all our rights and privileges in favour of the pawnee, including our right for request of redemption / transfer / transmission of units. The pledge on these units shall be irrevocable and continue till such time the same is vacated by the pawnee as expressed in a letter or such other means of communication as acceptable and agreed to between the pawnee and the Fund.

7.	I/We further undertake to indemnify the said Mutual Fund against any losses, financial or otherwise, which may arise out of fraud, mistake, etc.

8.	I/We hereby authorize the said Mutual Fund to redeem the units in favour of the pawnee in case of maturity or termination of the scheme for any reason whatsoever or on invocation of the pledge by the pawnee.

Thanking you,

Yours sincerely,

Pledgor

Name

Signature

Address:

* Note – Transfer as mentioned in the offer document